Exhibit 99.1

Pier 1 Imports Responds to Cost Plus Announcement

Reiterates Compelling Nature of Proposed Transaction and Value Proposition to Cost Plus Shareholders

FORT WORTH, Texas--(BUSINESS WIRE)--Pier 1 Imports, Inc. (NYSE: PIR) today issued the following statement in response to the announcement by Cost Plus, Inc. (NASDAQ: CPWM) regarding Pier 1 Imports’ proposal to acquire all the outstanding shares of Cost Plus.

“We are disappointed in the Cost Plus Board’s recommendation, which fails to recognize the significant value inherent in a combination of our two companies,” said Alex W. Smith, President and Chief Executive Officer of Pier 1 Imports. “Our strategic stock-for-stock proposal is extremely compelling, and we believe that it would create significant value for the stakeholders of both companies. We are surprised that the Cost Plus Board determined that our proposal was not in the best interests of the Cost Plus shareholders – given that the Cost Plus Board and management have made no effort to discuss with us the potential and benefits of a mutually acceptable transaction. In addition, as originally outlined, our proposal is subject to only limited conditions that are customary for transactions of this type, which are confirmatory due diligence, the negotiation of a definitive acquisition agreement and the receipt of all necessary shareholder and regulatory approvals. Nevertheless, we intend to work directly with the shareholders of Cost Plus to make this transaction a reality.”

Pier 1 Imports believes that its proposal provides full and fair value to Cost Plus shareholders and is compelling for many reasons, including:

  Significant Synergies. Over the last year, management of Pier 1 Imports has achieved approximately $160 million in cost savings as a result of its efforts to reduce marketing expenses, payroll and other general administrative costs. Based on publicly available information, and Pier 1 Imports’ expectation of the benefits of a Pier 1 Imports-Cost Plus combination, Pier 1 Imports believes that it can achieve additional cost savings in the range of 5% of sales of Cost Plus (approximately $50 million), which is consistent with comparable retail transactions. Estimates of these potential cost synergies are anticipated to come from organizational efficiencies in the supply chain management, shared services, store operations and other general administrative costs. In addition, Pier 1 Imports believes its committed $450 million asset-based lending facility will provide the combined company sufficient operational liquidity to execute effectively, especially in this difficult retail environment.

  Compelling Upside of Combination. By virtue of Pier 1 Imports’ stock-for-stock transaction proposal, Cost Plus shareholders would have the opportunity to participate in the significant potential upside of the combined company. Pier 1 Imports and Cost Plus are highly complementary given their similar customer bases and broadly similar business models, but distinct market positions. The combination is expected to result in improvements in Cost Plus’ operating margins, providing an opportunity for Cost Plus shareholders not only to participate in the turnaround of Cost Plus’ business, but also to reap the benefits of a larger, more efficient company that has the potential to once again achieve the companies’ historically high operating margins. In addition, the combination would result in improved operational liquidity for Cost Plus, as well as a more liquid and active trading market for Cost Plus shares.
  Pier 1 Imports’ Solid Execution Track Record. Pier 1 Imports has made significant progress since its current management team was augmented in 2007, while Cost Plus results have continued to deteriorate through multiple management changes to date. As a result, Pier 1 Imports believes that the Cost Plus stock price has declined precipitously as it has struggled unsuccessfully to restructure its business. In contrast, the Pier 1 Imports stock has retained its value in the face of the same challenging environment. In fact, over the last six months, and prior to Pier 1 Imports’ proposal to acquire Cost Plus, the Pier 1 Imports stock price has appreciated 64.7%, while Cost Plus’ stock price has declined 13.1%. With experience operating multi-divisional companies, the Pier 1 Imports senior management team is well equipped to implement a speedy turnaround at Cost Plus.

On June 9, 2008, Pier 1 Imports announced its proposal to acquire all the outstanding shares of Cost Plus common stock in a strategic stock-for-stock transaction. Under the terms of the proposal, Pier 1 Imports would issue 0.6000 shares of its common stock for each share of Cost Plus common stock. Based on the closing prices of Pier 1 Imports and Cost Plus on June 6, 2008, the proposed exchange ratio implied a value of $4.00 for each share of Cost Plus common stock. The proposal represented a premium of approximately 31% over the Cost Plus closing price on June 6, 2008.

JPMorgan is acting as financial advisor to Pier 1 Imports, and Gibson, Dunn & Crutcher LLP and Bracewell & Giuliani LLP are acting as legal counsel.

About Pier 1 Imports, Inc.

Pier 1 Imports is the original global importer and is North America’s largest specialty retailer of imported decorative home furnishings and gifts. Additional information about Pier 1 Imports is available on www.pier1.com.

Safe Harbor Statement

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval. If a transaction is agreed upon or an offer to exchange shares of Pier 1 Imports, Inc.’s common stock for shares of Cost Plus, Inc.’s common stock is commenced, Pier 1 Imports will file any forms, notices and other relevant documents concerning such proposed transaction with the SEC as required under state and federal law. INVESTORS AND OTHER SECURITY HOLDERS OF COST PLUS ARE URGED TO READ ANY SUCH FORMS, NOTICES AND OTHER DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

You will be able to obtain any such forms, notices or other documents (if and when they become available) and any other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Free copies of any such forms, notices or other documents can also be obtained by directing a request to the Investor Relations Department, Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102.

Pier 1 Imports and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the directors and executive officers of Pier 1 Imports is available in its Annual Report on Form 10 K for the year ended March 1, 2008, which was filed with the SEC on May 7, 2008, and its proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on May 9, 2008. Other information regarding participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any prospectus/proxy statement filed in connection with a proposed transaction.

This communication contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time frame; operating results following the proposed acquisition may be lower than expected; competitive pressure among specialty home furnishings retailers may increase significantly; costs or difficulties related to the integration of the businesses of Pier 1 Imports and Cost Plus may be greater than expected; changes in the market price of Pier 1 Imports’ common stock between the date hereof and the date that the value of Pier 1 Imports’ common stock is determined for purchase accounting purposes could result in the recognition of higher levels of goodwill and other intangible assets; general economic conditions, whether nationally or in the market areas in which Pier 1 Imports and Cost Plus conduct business, may be less favorable than expected; and adverse changes may occur in the securities markets. The businesses of Pier 1 Imports and Cost Plus are also subject to a number of other risks that are set forth in the "Risk Factors," "Legal Proceedings" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the SEC filings of Pier 1 Imports, Inc. and Cost Plus, Inc. copies of which may be obtained by contacting the investor relations departments of each company or from their respective websites: www.pier1.com and www.worldmarket.com. Many of the factors that will determine the outcome of the subject matter of this communication are beyond Pier 1 Imports’ and Cost Plus' ability to control or predict. All information in this communication is as of June 16, 2008. Pier 1 Imports undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400
or
For Media:
Joele Frank, Wilkinson Brimmer Katcher,
Jamie Moser, Ariel LeBoff, 212-355-4449